Titan Machinery Inc. Announces Results for Fiscal Third Quarter Ended October 31, 2014

- Revenue for Fiscal Third Quarter of 2015 was $493 million -
- Increased Third Quarter Gross Margin Reflects Stability in Parts and Service -
- Adjusted Earnings for Fiscal Third Quarter of 2015 was $0.14 Per Diluted Share -
- Company Updates Annual Fiscal 2015 Guidance -

West Fargo, ND – December 10, 2014 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal third quarter and first nine months ended October 31, 2014.

Fiscal 2015 Third Quarter Results

For the third quarter of fiscal 2015, revenue was $493.1 million, compared to $588.0 million in the third quarter last year. Equipment sales were $343.5 million for the third quarter of fiscal 2015, compared to $441.8 million in the third quarter last year. Parts sales were $80.7 million for the third quarter of fiscal 2015, compared to $80.9 million in the third quarter last year. Revenue generated from service was $42.4 million for the third quarter of fiscal 2015, compared to $40.6 million in the third quarter last year. Revenue from rental and other increased to $26.6 million for the third quarter of fiscal 2015 from $24.7 million in the third quarter last year.

Gross profit for the third quarter of fiscal 2015 was $84.7 million, compared to $93.6 million in the third quarter last year, primarily reflecting a decrease in agriculture equipment revenue. The Company’s gross profit margin was 17.2% in the third quarter of fiscal 2015, compared to 15.9% in the third quarter last year, reflecting stability in the parts and service business. Gross profit from parts and service for the third quarter of fiscal 2015 was 61.0% of overall gross profit, compared to 55.2% in the third quarter last year.

Operating expenses were 14.1% of revenue or $69.5 million for the third quarter of fiscal 2015, compared to 12.7% of revenue or $75.0 million for the third quarter of last year. The increase in operating expenses as a percentage of revenue was primarily due to the deleveraging of our fixed expenses as total revenue decreased from the prior year.

In the third quarter of 2015, the Company recognized a $0.5 million charge from the balance sheet impact of the Ukrainian hryvnia devaluation.

Floorplan interest expense increased to $5.4 million for the third quarter of 2015, compared to $4.8 million for the same period last year primarily due to increased levels of interest-bearing equipment inventory.

Pre-tax income for the third quarter of fiscal 2015 was $5.7 million. Excluding the aforementioned Ukraine currency devaluation, adjusted pre-tax income for the third quarter of fiscal 2015 was $6.2 million. This compares to pre-tax income of $10.1 million in the third quarter last year. Pre-tax Agriculture segment income was $5.2 million for the third quarter of fiscal 2015, compared to pre-tax income of $16.7 million in the third quarter last year. Pre-tax Construction segment income was $0.1 million for the third quarter of fiscal 2015, compared to a pre-tax loss of $3.4 million in the third quarter last year. In the third quarter of fiscal 2015, adjusted pre-tax International segment loss was $0.9 million, compared to a pre-tax loss of $1.0 million in the third quarter last year.

Net income attributable to common stockholders for the third quarter of fiscal 2015 was $2.4 million, or earnings per diluted share of $0.11. Excluding the foreign currency losses of $0.5 million, adjusted net income attributable to common stockholders for the third quarter of fiscal 2015 was $2.9 million, or $0.14 per diluted share. This compares to net income attributable to common stockholders of $5.7 million, or $0.27 per diluted share, in the third quarter last year.

Fiscal 2015 First Nine Months Results

For the nine months ended October 31, 2014, revenue was $1.41 billion, compared to $1.52 billion in the same period last year. Gross profit margin for the first nine months of fiscal 2015 was 17.0%, compared to 16.5% in the same period last year. Net loss attributable to common stockholders for the first nine months of fiscal 2015 was $4.6 million, or loss per diluted share of $0.22. In the first nine months of fiscal 2015, the Company recognized charges of $8.3 million, including $4.9 million from the balance sheet impact of the Ukrainian hryvnia devaluation and store closing costs of $3.4 million, the majority of which was recognized in the first quarter of fiscal 2015. Excluding these charges, adjusted net earnings for the first nine months of fiscal 2015 was $2.3 million, or an earnings per diluted share of $0.11. This compares to net income of $9.1 million, or $0.43 per diluted share, in the same period last year.

Balance Sheet

The Company ended the third quarter of fiscal 2015 with cash of $110.2 million. The Company’s inventory level decreased to $1.06 billion as of October 31, 2014, compared to inventory of $1.18 billion as of October 31, 2013 and $1.08 billion as of January 31, 2014. The Company had $761.2 million outstanding floorplan payables on $1.2 billion total discretionary floorplan lines of credit as of October 31, 2014.

In the first nine months of fiscal 2015, the Company’s net cash used for operating activities was $82.6 million on a GAAP basis. The Company evaluates its cash flow from operating activities net of all floorplan payable activity. Taking this adjustment into account, the Company generated adjusted net cash provided by operating activities of $0.7 million.

Acquisition

In the third quarter, the Company acquired certain assets of Midland Equipment, Inc., consisting of one agriculture equipment store in Wayne, Nebraska, which expands the Company’s agriculture presence in the state. In its most recently reported fiscal year, Midland Equipment, Inc. generated revenue of approximately $4.5 million.

Management Comments

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “Our Agriculture segment continues to face a number of industry headwinds as we have previously discussed, including lower commodity prices and lower projected net farm income. While this has resulted in farmers’ reducing their spending on equipment and in turn impacted our financial results, we remain confident in our business model and the long-term outlook for the agriculture industry."

Mr. Meyer continued, “For our Construction segment, we reported another quarter of improved financial results, including same-store sales growth over 10%, higher equipment margins, and an improvement in pre-tax income. Our results reflect the success of our operational initiatives and the realignment and consolidation of our Construction segment earlier this year along with ongoing improvements in the overall industry. We remain confident that we have taken the necessary steps to position our Construction segment for long-term growth and profitability. Our International segment continues to be impacted by geopolitical instability in Ukraine; however, we have implemented initiatives to improve this segment of our business and are encouraged by improving trends as compared to the second quarter of this fiscal year.

“Based on our year-to-date results and outlook for the final quarter, we are revising our annual guidance, as we expect that continued improvements to our Construction segment will be offset by ongoing headwinds for our Agriculture and International segments. We remain intensely focused on managing the controllable aspects of our business and expect a continued reduction in our inventory position and increased cash flow from operations in the fourth quarter."

Revised Fiscal 2015 Outlook

The Company evaluates its financial performance based on its customers’ annual production cycles as opposed to a quarterly basis, due to weather fluctuations and the seasonal nature of each customer’s business. For the fiscal year ending January 31, 2015, the Company is revising its annual outlook. The Company expects revenue to be in the range of $1.85 billion to $2.0 billion, compared to its previous range of $1.9 billion to $2.1 billion. The Company expects adjusted net income attributable to common stockholders to be in the range of $2.1 million to $6.4 million, compared to its previous range of $6.4 million to $12.7 million. The Company also expects adjusted earnings per diluted share to be in the range of $0.10 to $0.30, compared to its previous range of $0.30 to $0.60, based on estimated weighted average diluted common shares outstanding of 21.1 million.

The Company expects GAAP net loss attributable to common stockholders to be in the range of $0.5 million to $4.8 million, compared to the previous range of breakeven to $6.3 million GAAP net income attributable to common stockholders, and GAAP loss per diluted share to be in the range of $0.02 to $0.23, compared to the previous range of $0.00 to $0.30 GAAP income per diluted share, based on estimated weighted average diluted common shares outstanding of 21.1 million. GAAP net income and earnings per diluted share guidance includes the impact of the $3.4 million pre-tax charge, or $0.10 per diluted share, associated with the Company’s realignment as well as $4.9 million, or $0.23 per diluted share, due to the balance sheet impact of the Ukrainian hryvnia devaluation, which were realized in the first nine months of fiscal 2015.

The Company expects to generate annual Non-GAAP cash flow from operations in the range of $40.0 million to $60.0 million for fiscal 2015, compared to the previous range of $50.0 to $70.0 million. This reflects an improvement of $90.8 million to $110.8 million compared to Non-GAAP cash flow from operations of $(50.8) million in fiscal 2014. The primary driver of the improved cash flow is the Company’s anticipated reduction in equipment inventory level of approximately $200 million in fiscal 2015.

Conference Call and Presentation Information

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Investors interested in participating in the live call can dial (888) 510-1785 from the U.S. International callers can dial (719) 325-2458. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, December 24, 2014, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 2755929.

Non-GAAP Financial Measures

Within this announcement, the Company makes reference to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. These adjusted measures are provided so that investors have the same financial data that management uses with the belief that it will assist the investment community in properly assessing the underlying performance of the Company for the periods being reported. The presentation of this additional information is not meant to be considered a substitute for measures prepared in accordance with GAAP. Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States and Europe. The Titan Machinery network consists of 96 North American dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, including three outlet stores, and 16 European dealerships in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery dealerships represent one or more of the CNH Industrial Brands (CNHI), including CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding Construction segment initiatives and improvements, Agriculture segment revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, and the expected results of operations for upcoming quarters and the fiscal year ending January 31, 2015, including components of such expected results of operations, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s Construction segment, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Partner
310-954-1105

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands, except per share data)

	October 31, 2014	January 31, 2014
	(Unaudited)
Assets
Current Assets
Cash	$110,222	$74,242
Receivables, net	104,388	97,894
Inventories	1,062,123	1,075,978
Prepaid expenses and other	15,271	24,740
Income taxes receivable	2,327	851
Deferred income taxes	13,410	13,678
Total current assets	1,307,741	1,287,383
Intangibles and Other Assets
Noncurrent parts inventories	4,958	5,098
Goodwill	24,742	24,751
Intangible assets, net of accumulated amortization	11,211	11,750
Other	7,173	7,666
Total intangibles and other assets	48,084	49,265
Property and Equipment, net of accumulated depreciation	216,947	228,000
Total Assets	$1,572,772	$1,564,648

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$26,680	$23,714
Floorplan payable	761,182	750,533
Current maturities of long-term debt	37,467	2,192
Customer deposits	20,893	61,286
Accrued expenses	38,507	36,968
Income taxes payable	48	344
Total current liabilities	884,777	875,037
Long-Term Liabilities
Senior convertible notes	131,456	128,893
Long-term debt, less current maturities	100,712	95,532
Deferred income taxes	47,925	47,329
Other long-term liabilities	2,869	6,515
Total long-term liabilities	282,962	278,269
Stockholders' Equity
Common stock, par value $.00001 per share, 45,000 shares authorized; 21,411 shares issued and outstanding at October 31, 2014; 21,261 shares issued and outstanding at January 31, 2014	—	—
Additional paid-in-capital	240,057	238,857
Retained earnings	164,882	169,575
Accumulated other comprehensive income (loss)	(1,895)	339
Total Titan Machinery Inc. stockholders' equity	403,044	408,771
Noncontrolling interest	1,989	2,571
Total stockholders' equity	405,033	411,342
Total Liabilities and Stockholders' Equity	$1,572,772	$1,564,648

TITAN MACHINERY INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue
Equipment	$343,482	$441,752	$1,008,614	$1,134,885
Parts	80,692	80,903	219,597	214,373
Service	42,410	40,646	117,941	112,516
Rental and other	26,557	24,660	63,442	56,041
Total Revenue	493,141	587,961	1,409,594	1,517,815
Cost of Revenue
Equipment	317,702	406,867	926,863	1,039,773
Parts	56,402	55,419	154,146	148,152
Service	15,037	14,453	42,969	40,199
Rental and other	19,309	17,616	45,333	38,595
Total Cost of Revenue	408,450	494,355	1,169,311	1,266,719
Gross Profit	84,691	93,606	240,283	251,096
Operating Expenses	69,459	75,005	208,406	214,083
Realignment Costs	—	—	2,952	—
Income from Operations	15,232	18,601	28,925	37,013
Other Income (Expense)
Interest income and other income (expense)	(489)	(260)	(4,095)	674
Floorplan interest expense	(5,444)	(4,779)	(15,345)	(11,944)
Other interest expense	(3,586)	(3,493)	(10,586)	(10,115)
Income (Loss) Before Income Taxes	5,713	10,069	(1,101)	15,628
Provision for Income Taxes	(3,400)	(4,311)	(4,254)	(6,506)
Net Income (Loss) Including Noncontrolling Interest	2,313	5,758	(5,355)	9,122
Less: Net Income (Loss) Attributable to Noncontrolling Interest	(157)	(67)	(662)	(122)
Net Income (Loss) Attributable to Titan Machinery Inc.	$2,470	$5,825	$(4,693)	$9,244

Net (Income) Loss Allocated to Participating Securities	(49)	(97)	80	(132)
Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders	$2,421	$5,728	$(4,613)	$9,112

Earnings (Loss) per Share - Diluted	$0.11	$0.27	$(0.22)	$0.43
Weighted Average Common Shares - Diluted	21,102	21,031	20,977	21,029

TITAN MACHINERY INC.
Segment Results
(in thousands)

	Three Months Ended October 31,			Nine Months Ended October 31,
	2014	2013	% Change	2014	2013	% Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Revenue
Agriculture	$346,116	$459,005	(24.6)%	$1,013,118	$1,186,893	(14.6)%
Construction	110,095	109,850	0.2%	325,482	290,637	12.0%
International	53,348	40,255	32.5%	127,249	107,855	18.0%
Segment revenue	509,559	609,110	(16.3)%	1,465,849	1,585,385	(7.5)%
Eliminations	(16,418)	(21,149)	22.4%	(56,255)	(67,570)	16.7%
Total	$493,141	$587,961	(16.1)%	$1,409,594	$1,517,815	(7.1)%

Income (Loss) Before Income Taxes
Agriculture	$5,150	$16,677	(69.1)%	$13,747	$34,451	(60.1)%
Construction	77	(3,407)	102.3%	(5,647)	(11,642)	51.5%
International	(1,447)	(1,022)	(41.6)%	(11,866)	(1,441)	(723.5)%
Segment income (loss) before income taxes	3,780	12,248	(69.1)%	(3,766)	21,368	(117.6)%
Shared Resources	971	(2,424)	140.1%	800	(4,775)	116.8%
Eliminations	962	245	292.7%	1,865	(965)	293.3%
Income (Loss) Before Income Taxes	$5,713	$10,069	(43.3)%	$(1,101)	$15,628	(107.0)%

Note: The Company reports its revenues and income (loss) before income taxes at the segment level before inter-company eliminations.

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders
Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders	$2,421	$5,728	$(4,613)	$9,112
Non-GAAP Adjustments
Store Closing Costs	—	—	2,035	—
Ukraine Remeasurement	508	—	4,840	—
Adjusted Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders	$2,929	$5,728	$2,262	$9,112

Earnings (Loss) per Share - Diluted
Earnings per Share - Diluted	$0.11	$0.27	$(0.22)	$0.43
Non-GAAP Adjustments
Earnings per Share - Diluted Impact of Store Closing Costs	—	—	0.10	—
Earnings per Share - Diluted Impact of Ukraine Remeasurement	0.03	—	0.23	—
Adjusted Earnings per Share - Diluted	$0.14	$0.27	$0.11	$0.43

Net cash provided by (used for) operating activities
Net cash used for operating activities			$(82,555)	$(107,355)
Net change in non-manufacturer floorplan payable			83,232	95,330
Adjusted net cash provided by (used for) operating activities			$677	$(12,025)